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                                                                     EXHIBIT 4.2

                                STATE OF DELAWARE
                     CERTIFICATE OF AMENDMENT OF AMENDED AND
                      RESTATED CERTIFICATE OF INCORPORATION
                                 OF LASON, INC.

Gary L. Monroe and William J. Rauwerdink, being the Chief Executive Officer and Secretary, respectively, of Lason, Inc., a corporation duly organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), DO HEREBY CERTIFY as follows:

     FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Section 1. of Article Four so that, as amended, said Section 1. shall be and read as follows:

                "The aggregate number of shares of stock which the Corporation has authority to issue is 105,000,000, consisting of 5,000,000 shares of Series Preferred Stock, par value $0.01 per share (the "Series preferred Stock"), and 100,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"). All of such shares shall be issued as fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payments in respect thereof."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the shareholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.




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IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer and
Secretary, for the purpose of amending the Amended and Restated Certificate of Incorporation of the Corporation pursuant to the Delaware General Corporation Law, under penalties of perjury, do each hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly have hereto signed this Certificate of Amendment of Amended and Restated Certificate of Incorporation this 27th day of May 1999.


                                   LASON, INC.


                                   By:  /s/ Gary L. Monroe
                                      ----------------------------------------
                                            Gary L. Monroe
                                            Chief Executive Officer

ATTEST:

LASON, INC.


By:   /s/ William J. Rauwerdink
   ----------------------------------
   William J. Rauwerdink, Secretary